UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2022

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrara Place
4th Floor Suite 485
6200 South Syracuse Way
Greenwood Village, Colorado 80111
(Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2022, the Board of Directors of StarTek, Inc. (the “Company”) appointed Bharat Rao to serve as the new Chief Executive Officer of the Company effective as of January 27, 2022. Mr. Rao succeeds Aparup Sengupta, who resigned as the Chief Executive Officer and as the Chairman of the Board of Directors of the Company, effective as January 27, 2022. Mr. Sengupta will continue to serve as a member of the Board of Directors of the Company after January 27, 2022.

In connection with the appointment of Mr. Rao, on January 25, 2022 the Company approved a compensation package for Mr. Rao (the “CEO Compensation Package”). The CEO Compensation Package, which is described in greater detail in an employment agreement entered into between Mr. Rao and CSP Alpha Holdings Pte Ltd, a subsidiary of the Company, consists of (1) annual base compensation of $600,000; (2) a target annual bonus opportunity of $600,000, subject to the terms and conditions set forth in the Company’s annual Executive Incentive Bonus Plan, provided that Mr. Rao’s bonus for the 2022 calendar year shall not be less than 100% of the target bonus; and (3) an inducement grant consisting of 550,000 options to purchase the Company’s common stock with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of the grant, which shall vest in equal quarterly installments over a four (4) year period. In the event that the market price of one share of Company stock on the date of grant is greater than $5.75, then Mr. Rao will be eligible to receive an award of Company restricted stock units with the same vesting terms as the initial option award and with a grant date fair value equal to the difference between the strike price and $5.75 multiplied by 550,000.

The foregoing summary of the employment agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Board delegated to the Company’s Audit Committee the full power and authority of the Board to consider and evaluate the CEO Compensation Package and the advisability and fairness of the CEO Compensation Package to the Company, to negotiate the terms of the CEO Compensation Package on behalf of the Company, and to approve the CEO Compensation Package, the employment agreement, and any related agreements and other instruments. The Board effected the above delegation because Mr. Rao is a Managing Partner of the Company’s controlling shareholder, and the Company’s Compensation Committee is comprised of a majority of directors appointed by such controlling shareholder.

A press release announcing the appointment of Mr. Rao is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Rao and any other person pursuant to which he was appointed as an officer and there are no family relationships between Mr. Rao and any director or executive officer of the Company.

On May 17, 2019, the Company entered into a Stock Purchase Agreement with Advance Crest Investments Limited (“Advance Crest”), CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (“CSP Alpha Holdings”) and certain outside accredited investors (together with Advance Crest and CSP Alpha Holdings, the “Purchasers”) to sell 692,520 shares of its common stock (the “Shares”) to the Purchasers (including 274,064 Shares sold to Advance Crest and 100,267 Shares sold to CSP Alpha Holdings) in a private placement at a price of $7.48 per share for aggregate gross proceeds to the Company of $5,180,049.60, before offering expenses. Advance Crest is controlled by Mr. Rao and Mukesh Sharda (another director of the Company appointed to serve as a director of the Company by CSP Alpha Holdings). The closing of the private placement took place on May 17, 2019. Otherwise, Mr. Rao has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

Item 9.01
Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Employment Agreement with Bharat Rao dated January 27, 2022

99.1	Press Release dated February 1, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: February 1, 2022	By:	/s/ Dixie Pepper
Dixie Pepper
General Counsel & Chief Legal Officer